UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2024

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.03 Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosures set forth under the heading “Credit Facility Drawdown” in Item 8.01 below are hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

Credit Facility Drawdown

As previously reported, Redfin Corporation (NASDAQ: RDFN) has an existing $250 million first lien term loan facility (“the facility”). Redfin borrowed the first half of the facility on October 20, 2023, and the remaining $125 million was available as a delayed draw term loan.

On May 31, 2024, Redfin drew down the remaining $125 million of the facility. This delayed draw term loan has the same terms and conditions as our initial borrowings under the facility. A summary of the material terms of the facility is included in Note 15 of our financial statements contained in Item 1 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2023, and is incorporated herein by reference. Redfin retains the ability to use proceeds from the facility to repurchase additional convertible notes in the open market or via privately negotiated transactions as well as the ability, should the need arise, to repay convertible notes at maturity, repay preferred equity, pay interest, pay fees and expenses, and for general corporate purposes.

2025 Convertible Note Repurchases

Between April 1, 2024 and May 31, 2024, Redfin repurchased approximately $69 million of its existing convertible notes due in 2025.

Exhibit Number	Description
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: June 3, 2024	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer